Exhibit 99.1

Republic’s Tax Refund Solutions (“TRS”) on Track for Record Net Income in 2011

LOUISVILLE, Ky.--(BUSINESS WIRE)--March 1, 2011--Republic Bancorp, Inc. (“Republic” or the “Company”) (NASDAQ: RBCAA), through its subsidiary Republic Bank & Trust Company (the “Bank”), is pleased to announce its interim results for the Company’s TRS 2011 tax season. Through the first two months of 2011, net income at TRS totaled approximately $62 million, an increase of nearly $25 million, or 70%, compared to the first two months of 2010. The increase in TRS net income was driven by an increase in Electronic Refund Check/Electronic Refund Deposit (“ERC/ERD”) product volume, more favorable pricing terms for the Company’s Refund Anticipation Loan (“RAL”) product and better than projected loan loss provisions for RALs.

As a result of its strong interim results at TRS, management currently estimates that its first quarter total Company net income will be in a range between $68 million and $75 million with a diluted Class A earnings per share range between $3.25 and $3.57 per share. The actual results for the quarter will be significantly dependent upon management’s overall projections, which are based in part on the following assumed ranges:

  ERC/ERD volume between 350,000 and 450,000 products during March 2011.
  RAL origination volume between 38,000 and 44,000 products during March 2011.
  An estimated RAL loan loss rate as of March 31, 2011, between 1.50% and 2.00% of total RALs originated.
  A Traditional Banking segment provision for loan losses of $2.2 million to $3.4 million for the quarter.

The Bank’s goal entering the 2011 tax season was to achieve a final RAL loan loss rate of 2.50% or less. Through the date of this filing, RALs outstanding past their expected funding date, which represents potential loan losses, was 2.13% of total RALs originated. Management expects this percentage rate to improve each week as the Bank continues to receive payments from the IRS. Based on the Bank’s current RALs outstanding past their expected funding date and management’s expectations of future payments from the IRS, management projects Republic’s final loan loss rate related to RALs for 2011 to be within a range of 1.50% - 2.00% of total RALs originated. Each 0.10% of loss rate equates to approximately $1.0 million in pre-tax expense for 2011.

In addition to the Company’s solid RAL underwriting results, the number of federal ERCs/ERDs processed through the first two months of 2011 was up 62% compared to the first two months of 2010. As expected, the Company’s RAL origination volume was down significantly compared to the first two months of 2010. Overall, the Company has originated $1.0 billion in RALs through the first two months of 2011 compared to $2.8 billion for the same period in 2010. The decrease in the Company’s RAL origination volume was primarily due to its revised underwriting and application requirements in combination with its reduced maximum RAL offering amount of $1,500 per customer.

The Company publishes these results on an interim basis in light of the Federal Deposit Insurance Corporation’s (the “FDIC”) concerns regarding the safety and soundness of its RAL program as expressed in the FDIC’s Notice of Charges for an Order to Cease and Desist and Notice of Hearing (the “Notice”) previously disclosed. A copy of the Notice is set forth as Exhibit 10.1 of the Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on February 10, 2011. On February 28, 2011, the Bank filed a lawsuit in the United States District Court for the Western District of Kentucky against the FDIC seeking to protect its right to a fair administrative hearing and review, free from retaliation, and to require the FDIC to follow an appropriate rulemaking process.

As described more fully in the periodic filings of Republic with the Securities and Exchange Commission, the Bank, through its TRS segment, is one of a limited number of financial institutions that facilitates the processing of federal and state tax refund products through third party tax-preparers and tax preparation software companies in the United States. The Bank’s three primary tax-related products are: ERCs, ERDs and RALs. The Bank charges its customers $29.95 for its ERC/ERD products and $61.22 for its RAL product.

The Bank has operated in the tax refund product industry for 15 years. RB&T is one of the largest providers of these services in the country providing tax refund-based products to over 3 million taxpayers during 2010. During its peak processing time, the Bank employs over 400 people in downtown Louisville to deliver its products and respond to customer questions. Substantially all of the business generated by TRS occurs in the first quarter of the calendar year.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements in the preceding paragraphs are based on our current expectations and assumptions regarding our business, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Our actual results may differ materially from those contemplated by the forward-looking statements. We caution you therefore against relying on any of these forward-looking statements, which speak only as of the date on which they are made. They are neither statements of historical fact nor guarantees or assurances of future performance. Important factors that could cause actual results to differ materially from those in the forward-looking statements include consumer demand for the Bank’s tax refund products, consumer demand for income tax return preparation services and tax services generally, unanticipated losses on RALs and within the Traditional Banking segment, regulatory proceedings to curtail or exit the RAL business, overall tax refund product mix and overhead cost to the Bank, and other factors disclosed from time to time in the Company's filings with the U.S. Securities and Exchange Commission, including those factors set forth as “Risk Factors” at Part I, Item 1A in the Company’s Form 10-Q for the quarter ended September 30, 2010. The Company undertakes no obligation to update any forward-looking statements.

Republic Bancorp, Inc. (Republic) has 43 banking centers and is the parent company of Republic Bank & Trust Company with 35 banking centers in 13 Kentucky communities - Bowling Green, Covington, Crestwood, Elizabethtown, Florence, Frankfort, Georgetown, Independence, Lexington, Louisville, Owensboro, Shelbyville and Shepherdsville and three banking centers in southern Indiana – Floyds Knobs, Jeffersonville and New Albany. Republic Bank has banking centers in Hudson, Palm Harbor, Port Richey and Temple Terrace, Florida as well as Cincinnati, Ohio. Republic operates Tax Refund Solutions, a nationwide tax refund loan and check provider. Republic offers internet banking at www.republicbank.com. At December 31, 2010, Republic had $3.6 billion in assets and $1 billion in trust assets under custody and management. Republic is headquartered in Louisville, Kentucky and Republic's Class A Common Stock is listed under the symbol “RBCAA” on the NASDAQ Global Select Market.

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CONTACT:
Republic Bancorp, Inc.
Steve Trager, 502-584-3600
President and Chief Executive Officer